Exhibit 4.3

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF COEUR MINING, INC.

Coeur Mining, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.	This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Certificate of Incorporation that was filed with the Secretary of State on May 15, 2013 and became effective on May 16, 2013 (the “Certificate of Incorporation”).

2.	Section 4.1 of Article IV of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

Section 4.1 Authorized Stock. The aggregate number of shares which the Corporation shall have authority to issue is 310,000,000 shares, of which 300,000,000 shares shall be designated as Common Stock, par value $0.01 per share (the “Common Stock”), and 10,000,000 shares shall be designated as Preferred Stock, par value $1.00 per share (the “Preferred Stock”).

3.	This amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

4.	All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, Coeur Mining, Inc. has caused this Certificate of Amendment to be executed by its duly authorized officer on this 12th day of May, 2015.

COEUR MINING, INC.

By	/s/ Casey M. Nault
Name: Casey M. Nault Title: Senior Vice President, General Counsel and Secretary